                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

      This AGREEMENT is dated as of the 10th day of June, 1996, by and between Source Media, Inc., (the "Company") and W. Thomas Oliver (the "Employee").

      In consideration of the mutual covenants and agreement contained herein, the parties, intending to be bound legally, agree as follows:

1.    Employment.

            (a) Term. The Company hereby agrees to employ the Employee as President and Chief Operating Officer of a division known as "The Interactive Channel" for the period commencing on June 10, 1996 through June 9, 1999, unless the Employee's employment under this Agreement is earlier terminated or extended pursuant to Paragraphs 7, 8 and 9 below (the "Term" of this Agreement).

            (b) Duties. The Employee shall be President and Chief Operating Officer of a division of the Company to be called "The Interactive Channel" and shall have the obligations, duties and responsibilities customary for such a position. The Employee shall report only to the CEO and Chairman of the Board of Directors of Source Media, ("Chairman of the Board").

            (c)   Relocation.

                  (i) The Employee shall be reimbursed by the Company for the reasonable incremental cost of the Employee commuting between Los Angeles and the Company's corporate offices in Dallas and for the

            Employee's apartment and automobile rental in Dallas through June 10, 1997. Such expenses shall be determined at the sole discretion of the Employee except that the Company shall not reimburse the Employee in an amount greater than $40,000 for such expenses described in this paragraph 1(c).

                  (ii) In addition, should the Employee decide to move in his sole discretion to the Dallas area or to such other area which might be designated as the operating headquarters of The Interactive Channel and provide such notice in writing addressed to the Chairman of the Board of Directors prior to June 10, 1997, then, in addition to the payment described in 1(c)(i) above, the Company shall promptly and fully reimburse the Employee for all reasonable moving expenses incurred by Employee, such expenses to include packing, loading and transport of personal property of Employee and travel expenses for Employee's family.

2.    Compensation.

            (a) Base Salary. The Employee shall be paid a base salary during the Employee's employment under this Agreement, on the same payroll cycle as other management employees of the Company, at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000). Employee shall be entitled to normal merit increases as per Company policy granted during the term of this Agreement.

            (b) Bonus. The Employee shall be paid an annual bonus based on his performance during each calendar year, or portion thereof, during his employment with the Company. The total bonus shall be up to forty-five
      (45) percent of the Employee's then base salary. Sixty (60%) percent of that bonus shall be paid annually within sixty (60) days after the end of the calendar year for which the Employee's performance is being evaluated. Such annual bonus shall be based on goals mutually agreed to by the Employee and the Chairman of the Board in writing in advance of each year. Forty (40%) percent of that bonus shall be paid quarterly during the calendar year in four installments, with each such installment of up to a maximum of 10 (ten) percent of the total maximum bonus in that calendar year. The quarterly bonus shall be based on goals mutually agreed to by the Employee and the Chairman of the Board in writing in advance of each quarter and paid within sixty (60) days of the end of that quarter.

                  (1) The 1996 Bonus. For the Employee's performance during the period from June 10, 1996 to December 31, 1996, Sixty (60%) percent of the Bonus will be paid by no later than March 1, 1997, and shall be based on the following goals:

                  i) the successful launch of The Interactive Channel, Colorado Springs,

                  ii) the staffing of The Interactive Channel operations both senior and middle level,

                  iii) the successful launch of The Interactive Channel, Yonkers, and

                  iv)   the implementation of the TAP Program.

For purposes of this Paragraph 2, "successful launch" is defined as the acquiring of customers for The Interactive Channel and their retention of the service.

      The Company shall pay the remaining forty (40%) percent of the 1996 maximum bonus quarterly in installments of ten (10%) percent each, based on goals mutually agreed to by the Employee and the Chairman of the Board in writing in advance of each quarter. For the period of June 10, 1996 through September 30, 1996, the goals are as follows:

                  i) setting up operations and staff of Interactive Channel offices in Dallas and Colorado Springs,

                  ii) establishing a Colorado Springs programming template, and

                  iii)  developing the launch advertising campaign.

3.    Benefits.

      The Employee shall be eligible to participate in any benefit plan made generally available to senior executives of the Company, including any such pension plan, hospitalization plan, medical and dental service plan, disability plan, life insurance plan, death benefit plan, stock purchase program (notwithstanding the provisions of such stock purchase program, the Employee shall be entitled to purchase stock at no less than a fifteen (15) percent discount to the then market price of the stock of the Company), 401K plan, retirement plan or any other employee benefit plan, which may be in effect at any time or from time-to-time during the Employee's employment under this Agreement, subject to the amendment or termination of any such plan or benefit. The Company's hospitalization plan, medical and dental service plan shall also provide hospitalization, dental and medical coverage for the Employee's dependents, including his spouse and minor children. Prior to such time as the Employee becomes eligible for coverage under the Company's group health insurance plan, the Company shall make the premium payments necessary to permit the Employee to continue group health insurance coverage for the Employee and his eligible dependents under COBRA and to continue his current disability policy until coverage under the Company's disability policy begins.

4.    Stock Option Plan.

      The Employee shall be eligible to participate in the Company Stock Option Plan. Upon execution of this Agreement, the Company, pursuant to the Source Media, Inc.'s 1995 Performance Equity Plan ("the Stock Option Plan") as amended, hereby irrevocably grants to the Employee the right and option to purchase 200,000 shares of the common stock, par value $0.001 of the Company at a purchase price of $10.50 per share. The option is intended to be a "qualified stock option plan" to the maximum extent allowable by law, the remainder of the option to be a "non-qualified stock option" subject to the provisions of Section 83 of the Internal Revenue Code of 1986, as amended from time to time. The option shall be exercisable:

            (a)   On or after June 10, 1996 to the extent of 25,000 shares;

            (b) On or after June 10, 1997, an incremental increase of 50,000 shares to a total of up to 75,000 shares;

            (c) On or after June 10, 1998, an incremental increase of 50,000 shares to a total of up to 125,000 shares;

            (d) On or after June 10, 1999, an increase of 75,000 shares to a total of up to 200,000 shares.

The unexercised portion of the option shall automatically and without notice irrevocably terminate and become null and void on June 9, 2006.

5.    Business Expenses.

      Upon presentation of receipts within sixty (60) days after date incurred by the Employee, the Company shall reimburse the Employee for all reasonable travel, entertainment and other similar business expenses incurred by him in the performance of his duties hereunder. The Company will reimburse the Employee for all reasonable expenses incurred by the Employee in equipping, maintaining and operating a phone, fax and computer for the equivalent of an at home office in Los Angeles.

6.    Vacation.

      The Employee shall be entitled to reasonable vacations as may be consistent with the generally applicable vacation policies of the Company, but in no event less than four (4) weeks of paid vacation per year.

7.    Termination of Employment.

      (a) By the Company. Notwithstanding Section 1(a) of this Agreement, the Employee's employment hereunder may be terminated by the Company, prior to the expiration of the Term of this Agreement, as follows:

            (1)   Automatically, upon the death of the Employee.

            (2) On the date on which the Company notifies the Employee of the termination of his employment due to his Disability. For purposes of this Agreement, "Disability" shall mean the Employee's inability to perform his duties under this Agreement, due to his physical or mental condition, for a continuous period of five months or for any non-continuous periods totalling six months in any twelve month period.

            (3) On the date on which the Company notifies the Employee of the termination of his employment for Cause. For purposes of this Agreement, "Cause" shall mean the conviction of a felony or Employee's entering of a plea of guilty or nolo contendere to a felony, or Employee's conviction of a felony or any lesser crime or offense involving the property or affairs of the Company or any of its affiliates, or the Employee's misappropriation or conversion of the assets or opportunities of the Company or any of its Members or any of their affiliates.

            (4) On the date on which the Company notifies the Employee in writing of the termination of his employment Without Cause. For purposes of this Agreement, "Without Cause" shall mean any reason for termination other than the Employee's death, Disability, Cause or the expiration of the Term of this Agreement.

      (b) By the Employee. Notwithstanding Section 1(a) of this Agreement, the Employee's employment hereunder may be terminated by the Employee, prior to the expiration of the Term of the Agreement, as follows:

            (1) On the date on which the Employee notifies the Company that he is resigning from the Company. The Employee has the right to resign from the Company.

            (2) On the date on which the Employee notifies the Company that he is terminating his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean without the Employee's written consent, the Company breaches the terms of this Agreement. The above notwithstanding, the Employee may not terminate his Employment hereunder for Good Reason, unless the Employee has first given the Company thirty (30) days advance notice of his intention to terminate his employment for Good Reason and specified in such notice his detailed reasons therefor and the Company has failed during such thirty (30) day period to cure such Good Reason.

8.    Consequences of Termination.

      Following the termination of the Employee's employment pursuant to Section 7, above, the Company shall have no further obligation to the Employee and no further payments shall be made to the Employee, except to the extent provided in this Section 8 and except to the extent that the Employee is eligible for any benefits under the terms of any benefit plan or Stock Option Plan for which the Employee is eligible pursuant to Paragraph 3 or 4, above.

      (a) In the event the Employee's employment is terminated due to his death, the Company shall pay to the Employee's legal representatives or named beneficiaries

      (as the Employee may designate from time to time in a notice to the Company) the Employee's base salary for the remainder of the month in which the Employee's death shall have occurred and an amount equal to the pro-rata portion of the bonus which the Employee would have been paid for his performance for the calendar year in which his death occurs but in no event less than six months of the then current base salary.

      (b) In the event the Employee's employment is terminated due to his Disability, the Company shall pay the Employee severance pay in a lump sum payment in an amount equal to one year of the Employee's then current base salary, and the accrued but not yet paid portion of the Employee's bonus.

      (c) In the event the Employee's employment is terminated for Cause, the Company shall pay the Employee any base salary earned by the Employee through the date of the termination of the Employee's employment, but not yet paid to the Employee and the pro-rata portion of the Employee's bonus.

      (d) In the event the Employee's employment is terminated Without Cause, the Company shall pay the Employee severance pay in lump sum payment in an amount equal to the sum of (1) the greater of (i) the Employee's then current annual base salary; or (ii) the Employee's base salary to be paid through June 9, 1999, and (2) all accrued but yet unpaid bonuses.

      (e) In the event the Employee's employment is terminated by the Employee for Good Reason, the Company shall pay the Employee a lump sum payment in an amount equal to the sum of (1) the greater of (i) the Employee's then current annual base salary; or (ii) the Employee's base salary to be paid through June 9, 1999, and (2) all accrued but yet unpaid bonuses.

      (f) Notwithstanding anything to the contrary contained herein or contained in the Stock Option Plan, the following shall be the consequences upon termination to the Employee's vesting under such Stock Option Plan. The unexercised portion of the option shall automatically and irrevocably terminate and become null and void on June 9, 2006 or, if earlier, upon the occurrence of any of the following:

            (i) the expiration of one year following the date of termination of the Employee's employment by reason of death or Disability and, in which case, the unexercisable portion of the option shall become fully exercisable;

            (ii) the expiration of ninety (90) days following the date of termination of the Employee's employment in the event the Employee's employment is terminated for Cause;

            (iii) the expiration of five (5) years following the date of termination of the Employee's employment in the event the Employee's employment is terminated Without Cause or by the Employee for Good Reason and, in which case, the unexercisable portion of the option shall become fully exercisable;

            (iv) the expiration of ninety (90) days following the date of Employee's resignation from the Company in the event the Employee exercises his right to depart from the Company.

      (g) No duty of Mitigation. The Employee's rights to the payments described herein are not subject to any duty to mitigate.

      (h) Reimbursement of Expenses. In all incidents of termination of employment, voluntary or involuntary, the Company shall reimburse the Employee for all reasonable expenses Employee incurred in connection with his employment and supported by receipts submitted to the Company within 60 days of the date of termination.

9.    Expiration and Renewal.

      This Agreement shall automatically renew for additional terms of one year each unless at least six months prior to the expiration of each Term of this Agreement, the Company shall notify the Employee in writing that it elects not to renew the Agreement for such an additional term. The Company so notifies the Employee that the Company elects not to so renew this Agreement, then the Company shall pay the Employee a lump sum payment at the conclusion of the Term of the Agreement equal to six months of the Employee's then current annual base salary.

10.   Assignment of Rights.

      The Company may assign all of its rights and obligations under this Agreement to any person or entity acquiring the principal assets used and useful in the operation of the Company, provided such assignee is financially able to honor the obligations to the Employee under the terms of this Agreement. Upon an assignment of this Agreement or a transfer of control of the Company (a "transfer of control" is defined as a transfer or sale of twenty-five percent (25%) or more of the outstanding and issued shares of stock in the

Company, all of the stock options set forth in Paragraph 4 of this Agreement shall be exercisable by the Employee.

11.   Confidentiality and Related Matters.

      (a) The Employee shall not, for a period commencing upon the Termination Date and ending upon the one year anniversary thereof, either directly or intentionally (i) make known to any person or entity the names and addresses of any of the customers of the Company or contacts of the Company within the industry or any other information pertaining to such customers or contacts except to the extent such information is otherwise available or generally known in the industry or was known to the Employee prior to his employment with the Company, or (ii) recruit or attempt to recruit, directly or by assisting others, any other management employee of the Company or any of its affiliates.

      (b) The Employee agrees that a breach or violation of this covenant not to compete by the Employee shall entitle the Company, to its rights of injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled.

      (c) The representations and covenants contained in this Paragraph on the part of the Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of the Employee contained in this Paragraph so long as Company is not in breach of its obligations under this Agreement. In addition, the provisions of this Paragraph shall continue to be binding upon the Employee in accordance with their terms for a period of one year past the termination date, notwithstanding the termination of the Employee's employment hereunder for any reason.

      (d) If any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Paragraph is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

      (e) Confidentiality. The Employee recognizes and acknowledges that the Company's trade secrets and other confidential or proprietary information, as they may exist from time to time, are valuable, special, and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee confirms that all such trade secrets and other information constitute the exclusive property of the Company. Such information shall be marked or otherwise designated by the Company as "trade secret" or "confidential" during the term of this Agreement. During the Employment Term and thereafter for a period of one year past the Termination Date, the Employee shall hold in strict confidence and shall not disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information so designated by the Company during the term of the Agreement (whether or not acquired, learned, obtained, or developed by the Employee alone or in conjunction with others during the term of this Agreement) belonging to or concerning the Company or any of its subsidiaries, or any of their customers or clients or others with whom they now or hereafter have a business relationship, except (i) with the prior written consent of the Company duly authorized by its Board of Directors, (ii) in the course of the proper performance of the Employee's duties hereunder,
(iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by the Employee or his affiliates or
(y) that becomes available to the Employee subsequent to the termination of his employment hereunder and on a nonconfidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company or such customers, clients, or others having a business relationship, or (iv) as required by applicable law or legal process. The provisions of this Paragraph shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason for a period of one year past the Employee's Termination Date. However, the Company acknowledges that the Employee brings with him various knowledge, skills and contacts related to the Company's business which the Employee acquired prior to his employment with the Company. Nothing in this Agreement is intended to nor shall preclude the Employee from continuing to work in the same business and industry as the Company upon termination of employment and continuing to use such information acquired prior to employment with the Company in any such employment.

      (f) Business Records. Given the secretive and competitive environment in which the Company does business and the fiduciary relationship that the Employee will have with the Company hereunder, the Employee agrees to promptly deliver to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all memoranda, notes, records, drawings, manuals, and other documents (and all copies thereof and therefrom) in any way relating to the business or affairs of the Company or any of its subsidiaries or any of their clients, whether made or compiled by the Employee or furnished to him by the Company or any of its employees, customers, clients, consultants, or agents, which the Employee may then possess or have under his control. The obligation of confidentiality set forth in Paragraph (e) shall continue notwithstanding the Employee's delivery of any such documents to the Company. The provisions of this Paragraph shall continue in effect up to and until termination of the Employee's employment hereunder for any reason.

12.   Representations and Warranties.

      The Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation which would prevent the performance of his duties hereunder, or interfere with the rights of the Company hereunder. The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by the Company, is the legal obligation of the Company and is enforceable as to the Company in accordance with its terms.

13.   Governing Law.

      This Agreement has been executed by the Employee in the State of Texas and shall be construed in accordance with, and shall be governed by, the laws of the State of Texas without giving effect to rules governing conflicts of law.

14.   Entire Agreement.

      This instrument contains the entire understanding and agreement between the parties relating to the subject matter hereof, except as otherwise referred to herein, and supersedes any prior employment agreement between the parties, whether written or oral. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought. To the extent any employee handbook or similar policies of the Company are inconsistent with the Agreement, this Agreement shall control and govern.

15.   Counterparts.

      This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts together shall constitute a single instrument.

16.   Provisions Severable.

      To the extent any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby but shall remain in full force and effect.

17.   Headings.

      The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

18.   Notices.

      Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of receipt (as shown on the return receipt) if mailed by certified or registered mail, return receipt requested, postage prepaid, or sent by Federal Express or similar courier service, with all charges prepaid, in each case addressed to the following persons at the following addresses, or to such other person or other addresses as either party may designate by notice in writing to the other party to this Agreement:

      (a)   To the Employee:

                 William Thomas Oliver
                 542 Warner Avenue
                 Los Angeles, California 90024

            With Additional Copy to:

                 David E. Alexander, Esquire
                 Peyser & Alexander Management, Inc.
                 500 Fifth Avenue, Suite 2800
                 New York, New York 10110

      (b)   To the Company:

                 Tim Peters
                 8140 Walnut Hill Lane, #1000
                 Dallas, Texas 75231

            With Additional Copy to:

                 Maryann Walsh, Esq.
                 8140 Walnut Hill Lane, #1000
                 Dallas, Texas 75231

19.   Survival.

      The termination of the Employee's employment and the termination of this Agreement shall not affect the rights and obligations which customarily survive the termination of an employment arrangement, including, without limitation, the terms of Paragraphs 8, 10, 16 and 19 of this Agreement.

20.   No Third Party Beneficiaries.

      This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.



                                        SOURCE MEDIA, INC.



                                        By: /s/ TIM PETERS
                                           ---------------------------
                                           TIM PETERS




                                        EMPLOYEE:


                                        /s/ W. THOMAS OLIVER
                                        ------------------------------
                                        W. THOMAS OLIVER